AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1995
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the registrant                      [X]
Filed by a party other than the registrant   [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           Lone Star Industries, Inc.
________________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

                           Lone Star Industries, Inc.
________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       _________________________________________________________________________

   (2) Aggregate number of securities to which transactions applies:

       _________________________________________________________________________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

       _________________________________________________________________________

   (4) Proposed maximum aggregate value of transaction:

       _________________________________________________________________________

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
         $125
       _________________________________________________________________________

     (2) Form, schedule or registration statement no.:
         PRE 14A
       _________________________________________________________________________

     (3) Filing party:
         Lone Star Industries, Inc.
       _________________________________________________________________________

     (4) Date filed:
         10-Mar-95
       _________________________________________________________________________

------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                    300 First Stamford Place
                                                    P.O. Box 120014
                                                    Stamford, CT 06912-0014
                                                    203-969-8600




                                     [LOGO]

                                                                  March 30, 1995

Dear Stockholder,

    On behalf of the Lone Star Board of Directors, I cordially invite you to attend Lone Star's 1995 Annual Meeting of Stockholders to be held on Thursday, May 11, 1995, commencing at 10:00 a.m. in the Marie Cole Auditorium of The Greenwich Library in Greenwich, Connecticut.

    The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting and Proxy Statement.

    On behalf of the Board of Directors, I urge you to read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return as soon as possible, even if you currently plan to attend the meeting.

    Your vote is important, regardless of the number of shares that you own; returning the enclosed proxy card will not prevent you from voting in person but will assure that your vote is counted even if you are unable to attend the meeting.

                                          Sincerely,


                                          David W. Wallace
                                          Chairman of the Board and
                                          Chief Executive Officer

                                     [LOGO]
                           LONE STAR INDUSTRIES, INC.
                           300 FIRST STAMFORD PLACE,
                               P. O. BOX 120014,
                            STAMFORD, CT 06912-0014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

    The Annual Meeting of Stockholders of Lone Star Industries, Inc., a Delaware corporation, will be held on Thursday, May 11, 1995 at 10:00 a.m. in the Marie Cole Auditorium of The Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut 06830. The purpose of the Annual Meeting is to consider and vote on the following matters:


Proposal 1.   To elect two directors for a three-year term ending in 1998.
Proposal 2.   To amend the Restated Certificate of Incorporation to increase the authorized number of shares of common stock.
Proposal 3.   To approve an amendment to the Employees Stock Purchase Plan.
Proposal 4.   To ratify the appointment by the Board of Directors of
              Coopers & Lybrand L.L.P. as auditors of the Company for 1995.

    Stockholders of record at the close of business on March 23, 1995, will be entitled to vote at the meeting and at any adjournment thereof.

                                          By Order of the Board of Directors,


                                          JOHN S. JOHNSON,
                                          Vice President, General
                                          Counsel and Secretary

March 30, 1995

                                   IMPORTANT

      IF YOU CANNOT ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED, SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                  [LOGO]

                           LONE STAR INDUSTRIES, INC.
                           300 FIRST STAMFORD PLACE,
                               P. O. BOX 120014,
                            STAMFORD, CT 06912-0014

                              -------------------
                                PROXY STATEMENT
                                 MARCH 30, 1995
                              -------------------

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 1995

    The enclosed proxy is solicited on behalf of the board of directors of Lone Star Industries, Inc. ("Lone Star" or the "Company") in connection with the annual meeting of stockholders to be held on Thursday, May 11, 1995, and has been mailed to you on or about March 30, 1995. Only stockholders of record at the close of business on March 23, 1995 will be entitled to notice of and to vote at this meeting. A record date stockholder list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours for ten days prior to the meeting, at the offices of Cummings & Lockwood, Two Greenwich Plaza, Greenwich, Connecticut. A stockholder executing and returning a proxy in the accompanying form has the power to revoke such proxy by written notice to the Secretary of Lone Star prior to the meeting or by attending the meeting and voting in person. All proxies properly executed and returned to Lone Star will be voted at the meeting.

    The common stock is entitled to be voted on all Proposals to be considered at the meeting. At March 23, 1995, there were outstanding 12,070,301 shares of common stock, each of which shares is entitled to one vote on each Proposal. Neither the restated certificate of incorporation nor the by-laws of the Company provide for cumulative voting of stock.

    Concerning the vote required for Proposal 1, the nominees receiving the greatest number of votes, up to the number of directors to be elected, are elected directors. The affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at the meeting is required for approval of Proposal 2. The affirmative vote of a majority of the shares of common stock represented and entitled to vote at the meeting is required for approval of Proposals 3 and 4. Shares voted as abstaining will be counted as present and entitled to vote. Broker non-votes, if any, will be counted as present but are not shares entitled to vote.

    The board of directors does not know of any matters which will come before the meeting other than those referred to in the foregoing Notice. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxy will vote thereon according to their discretion.

PROPOSAL 1. ELECTION OF DIRECTORS

    Lone Star's restated certificate of incorporation provides for the division of the board of directors into three classes with the directors in each class serving for a term of three years. Each class of directors is to consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors.

    Since the terms of the directors of Class II expire at the 1995 annual meeting, two Class II directors are to be elected to serve until the 1998 annual meeting and until their successors are elected and qualified.

    The Company's by-laws provide that any stockholder may nominate a person for election to the board of directors at an annual meeting of stockholders only if written notice of such stockholder's intent to make such a nomination is delivered to the Secretary of the Company at its offices at 300 First Stamford Place, Stamford, Connecticut 06912-0014 not more than 65 days prior to the date of the annual meeting and not later than 10 business days after the giving of notice of such annual meeting to the stockholders; provided that, if less than 15 days notice of the annual meeting is given to stockholders, notice of a nomination must be delivered not later than the close of business on the fifth day preceding the meeting. Each notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of capital stock of the Company beneficially owned by the nominee, (d) any other information concerning the nominee that would be required under the rules and regulations of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee as a director, (e) a signed consent of the nominee to serve as a director, if elected, and (f) the name and record address of, and the class and number of shares of capital stock of the Company beneficially owned by, the stockholder making the nomination. The Company may require a nominee to furnish such other information as may reasonably be required to determine the eligibility of such nominee to serve as a director.

    Information concerning the nominees and the continuing members of the board of directors is set forth below and has been furnished by such nominees and members of the board of directors to Lone Star. All of such persons are incumbent directors and hold no other positions with Lone Star, except David W. Wallace who is Chairman of the Board and Chief Executive Officer and William M. Troutman who is President and Chief Operating Officer.

    The persons named in the accompanying proxy intend to vote for the election as directors of Lone Star of the nominees named below. If, for any reason, either nominee becomes unavailable for election, the proxies solicited by the board of directors will be voted for such substituted nominee as is selected by the board of directors or the board of directors, at its option, may reduce the number of directors to constitute the entire board. The board of directors has no reason to believe that either of the named nominees is not available or will not serve if elected.

NOMINEES FOR DIRECTOR--TERM TO EXPIRE 1998 (CLASS II)

    James E. Bacon, 64, has been a director since 1992 and is a member of the Executive, Audit and Compensation and Stock Option Committees of the board. He is a private investor and consultant. From 1986 to 1990, he was Executive Vice President and a Director of United States Trust Company, a bank holding company, and a Trustee of United States Trust Company of New York. Mr. Bacon was also a director of Todd Shipyards Corporation from September 1991 to June 1992 and a director of Prime Hospitality Corp. from July 1992 to January 1994. He is a director of Accuhealth, Inc., a trustee of Nuveen Select Tax-Free Income Portfolios and a trustee of the Federation of Protestant Welfare Agencies (N.Y.).

    William M. Troutman, 54, has been a director since 1992 and is a member of the Executive Committee of the board. Since 1986, he has been President and Chief Operating Officer of Lone Star.

CONTINUING DIRECTORS--TERM TO EXPIRE 1996 (CLASS III)

    Theodore F. Brophy, 71, has been a director since 1992 and is a member of the Executive and Audit Committees of the board. He is a consultant and director of various companies. Until May 1988, Mr. Brophy was Chairman and Chief Executive Officer of GTE Corporation, a telecommunications company. In 1988, he was Chairman, United States Delegation to the World Administrative Conference on Space Communications. Mr. Brophy is also a director of Transcell Technologies Inc.

    Robert G. Schwartz, 66, has been a director since 1994 and is a member of the Executive and Compensation and Stock Option Committees of the board. Mr. Schwartz retired as Chairman of the

Board of Directors, President and Chief Executive Officer of the Metropolitan Life Insurance Company in 1993, having held these positions since 1989. He has continued as a director of the Metropolitan Life Insurance Company, and is also a director of CS First Boston, Inc., COMSAT Corporation, Lowe's Companies, Inc., Mobil Corporation, Potlatch Corporation and The Reader's Digest Association, Inc., and a member of the Board of Trustees of the Consolidated Edison Company of New York. Mr. Schwartz is a member of the Business Council and a Trustee of the Committee for Economic Development.

    Jack R. Wentworth, 66, has been a director since 1992 and is Chairman of the Compensation and Stock Option Committee of the board. From 1984 to 1993, he was Dean of the Graduate School of Business and is now Arthur M. Weimer Professor of Business Administration at Indiana University. Professor Wentworth is also a director of Kimball International, Inc., Market Facts, Inc., Bank One Bloomington N.A. and KPT Inc.

CONTINUING DIRECTORS--TERM TO EXPIRE 1997 (CLASS I)

    Arthur B. Newman, 51, has been a director since 1994 and is a member of the Audit Committee of the board. He has been a General Partner in Blackstone Group Holdings L.P., a private investment banking firm, since May 1991. Previously, Mr. Newman was a Managing Director and head of the Restructuring and Reorganization Group of Chemical Bank from August 1989 and prior thereto was a Senior Partner at Ernst & Young.

    Allen E. Puckett, 75, has been a director since 1976 and is Chairman of the Audit Committee of the board. Since April 1987 he has been Chairman Emeritus of Hughes Aircraft Company, a manufacturer of aerospace and missile systems, data processing systems and industrial electronics equipment. From 1978 to 1987 he was Chairman of the Board and Chief Executive Officer of Hughes Aircraft Company. Dr. Puckett is also a director of General Dynamics Corporation.

    David W. Wallace, 71, has been a director since 1970 and has served as Chairman of the Board and Chief Executive Officer of Lone Star since January 1991. He is also Chairman of the Executive Committee of the board. Mr. Wallace was Chairman of the Board and Chief Executive Officer of Todd Shipyards Corporation during the pendency of its Chapter 11 Bankruptcy case which began in 1987 and ended with approval of a plan of reorganization in late 1990. Prior to July 1984, he was Chairman of the Board and President, Bangor Punta Corporation, a diversified company whose operations included general aviation aircraft and law enforcement equipment. Since 1985, Mr. Wallace has been Chairman of the Board of FECO Engineered Systems, Inc., a manufacturer and engineer of high technology industrial ovens. Mr. Wallace was also Chairman of the Board of National Securities & Research Corporation, an advisor to a family of eleven mutual funds, from 1988 to 1993. He is Chairman of the Board of The Putnam Trust Company, and a director of Zurn Industries, Inc. and Holmes Protective Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    The board has standing Audit, Compensation and Stock Option and Executive Committees. Seven meetings of the board of directors, two meetings of the Audit Committee of the board and two meetings of the Compensation and Stock Option Committee of the board were held during 1994. No meeting of the Executive Committee of the board was held in 1994. During 1994, each of the directors of the Company attended at least 75% of the aggregate meetings of the board and committees of the board on which such director served, with the exception of Mr. Bacon who attended 73% of such meetings.

    The functions of the Audit Committee are to recommend the principal auditors of Lone Star, to consult with the principal auditors with regard to the plan of audit, to review the report of audit and the accompanying management letter, to consult with the principal auditors with regard to the adequacy of internal controls, and to consult with Lone Star's internal auditors on the above matters.

    The functions of the Compensation and Stock Option Committee are to approve compensation arrangements for senior management and to approve and recommend to the board of directors the adoption of any compensation plans in which officers and directors are eligible to participate, and to grant stock options or other benefits under any such plans.

    The Executive Committee is empowered to exercise all of the authority of the board of directors, except that it does not have the power to rescind any action previously taken by the board of directors or to take certain actions enumerated in the Company's by-laws (such as amend the restated certificate of incorporation, change the Company's dividend policy or adopt an agreement of merger or consolidation).

    Lone Star has no nominating committee of the board of directors or committee of the board performing a similar function.

EXECUTIVE COMPENSATION

    The following table shows compensation received by the Company's Chief Executive Officer and the five other most highly paid executive officers for the three fiscal years ending December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                     -------------------------------
                                   ANNUAL COMPENSATION                       AWARDS          PAYOUTS
                               ----------------------------          ----------------------  -------
(A)                            (B)      (C)         (D)       (E)       (F)         (G)        (H)      (I)
------------------------------ ----  ---------  -----------  ------  ----------  ----------  -------  -------
                                                             OTHER                                      ALL
NAME                                                         ANNUAL  RESTRICTED  SECURITIES            OTHER
AND                                                          COMPEN-   STOCK     UNDERLYING   LTIP    COMPEN-
PRINCIPAL                                                    SATION   AWARD(S)    OPTIONS/   PAYOUTS  SATION
POSITION                       YEAR  SALARY($)  BONUS($)(1)  ($)(2)     ($)       SARS (#)     ($)    ($) (3)
------------------------------ ----  ---------  -----------  ------  ----------  ----------  -------  -------
David W. Wallace,............. 1994  $ 200,000    600,000     --       --          125,000    --       3,000
  Chairman of the Board of     1993    250,000     --         --       --           --        --       2,249
  Directors and Chief          1992    250,000     --         --       --           --        --       2,189
  Executive Officer

William M. Troutman........... 1994    300,000    360,000     --       --          125,000    --       3,625
  President and Chief          1993    325,000     --         --       --           --        --       2,249
  Operating Officer            1992    325,000     --         --       --           --        --       2,189

John J. Martin................ 1994    225,000    200,000     --       --           25,000    --       2,250
  Senior Vice President and    1993    250,000     --         --       --           --        --       2,249
  President of Rosebud         1992    250,000     --         --       --           --        --       2,189
  Holdings, Inc. (4)

Roger J. Campbell............. 1994    170,000    185,000     --       --           75,000    --       2,597
  Vice President--Cement       1993    170,000     --         --       --           --        --       2,249
  Operations                   1992    170,000     --         --       --           --        --       2,189

Michael W. Puckett............ 1994    160,000    180,000     --       --           75,000    --       3,050
  Vice President--Cement Sales 1993    160,000     --         --       --           --        --       2,249
  and Concrete Operations      1992    160,000     --         --       --           --                 2,189

William E. Roberts...........` 1994    160,000    180,000     --       --           75,000    --       3,050
  Vice President, Chief        1993    160,000     --         --       --           --        --       2,249
  Financial Officer, Treasurer 1992    150,000     --         --       --           --        --       2,189
  and Controller

------------

(1) The bonuses paid in 1994 were in recognition of the significant contribution of the executive officers to the Company's reorganization. The bonuses either were approved specifically or were awarded pursuant to the Company's Separation and Retention Plan approved by the board of directors and the Bankruptcy Court (the "Bankruptcy Court") supervising the Company's reorganization proceedings under Chapter 11 of the Federal Bankruptcy Code (the "Reorganization Proceedings").

(2) Perquisites and other personal benefits were less than 10% of the total annual salary and bonus for 1992, 1993 and 1994 for each of the named executive officers.

(3) Contributions by the Company on behalf of the named executive officers under the Savings Plan for Salaried Employees and Employees Stock Purchase Plan.

(4) Mr. Martin was also General Counsel and Secretary of the Company until August 24, 1994.

EMPLOYMENT AGREEMENTS AND PLANS

Employment Agreements and Change in Control and Severance Arrangements

    Effective July 1, 1994, the Company entered into two-year employment agreements (the "Employment Agreements") with David W. Wallace, William M. Troutman and John J. Martin. Pursuant to such agreements, Mr. Wallace agreed to be employed as Chairman and Chief Executive Officer of the Company at an annual salary of $150,000; Mr. Troutman agreed to be employed as President and Chief Operating Officer of the Company at an annual salary of $275,000; and Mr. Martin agreed to be employed as Senior Vice President of the Company and President of Rosebud Holdings, Inc., a subsidiary of the Company, at an annual salary of $200,000. Messrs. Wallace and Troutman's employment agreements are renewable for successive two-year terms.

    The Employment Agreements respecting Messrs. Wallace and Troutman may be terminated (i) by either party upon written notice at least six months prior to the expiration of the current term, (ii) by the Company for any reason other than "cause" (as defined in the Employment Agreements) by written notice setting forth the effective date of termination (which shall be at least six months after such notice), (iii) by Mr. Wallace or Mr. Troutman if terminated for "good reason" (as defined in the Employment Agreements), (iv) in the case of Mr. Wallace, by him as a result of any "incapacity" (as defined in his Employment Agreement), and (v) by the Company for "cause" (as defined in the Employment Agreements). If the Company terminates an Employment Agreement other than for cause, or if Messrs. Wallace and Troutman terminate their respective Employments for "good reason," the Company is required to make a severance payment in an amount equal to the employee's salary for the period from the effective date of termination through the later of (i) the initial term, or (ii) one year (or 18 months if terminated for "good reason") after the effective date of termination, whichever is greater. Upon a "change in control" (as defined in the Employment Agreement) of the Company, Mr. Wallace and Mr. Troutman may terminate their employment with the Company and receive severance pay equal to two years' salary.

    Mr. Martin's Employment Agreement may be terminated (i) by the Company for any reason other than "cause" or "unsatisfactory performance" (both as defined in the Employment Agreement) by written notice setting forth the effective date of the termination (which shall be at least seven days after receipt of such notice), (ii) by the Company for cause or unsatisfactory performance, and (iii) by Mr. Martin for "good reason" (as defined in the Employment Agreement). If the Company terminates Mr. Martin's Employment Agreement other than for cause, or Mr. Martin terminates the Employment Agreement for good reason, he is entitled to receive a severance payment equal to his salary for the remainder of the term of his agreement. In the event the Company terminates Mr. Martin's Employment Agreement for unsatisfactory performance, the Company is required to make a severance payment (a) of $250,000 if such termination is prior to July 1, 1995, and (b) of an amount equal to the lesser of (i) $200,000, or (ii) Mr. Martin's salary through the expiration of the term of his Employment Agreement, if such termination occurs on or after July 1, 1995. Upon a "change of control" (as defined in the Employment Agreement) of the Company, Mr. Martin may terminate his employment with the Company and receive severance pay equal to the full amount of unpaid compensation through the remaining term of his Agreement.

    Effective July 1, 1994, the Company entered into change of control agreements (the "Change of Control Agreements") with nine of its executive officers, including Messrs. Campbell, Puckett and Roberts, but not including Messrs. Wallace, Troutman and Martin. Pursuant to such agreements, each officer other than one officer, during the five-year period commencing on July 1, 1994, will be entitled to receive a lump-sum cash payment equal to two years of his base salary in the event of termination of such officer's employment as a result of the occurrence of certain events subsequent to a change in control of the Company (as defined in such agreements). The agreement for one officer provides that, during a two-year period commencing on July 1, 1994, he will be entitled to a lump-sum cash payment equal to one year's base salary (subject to reduction) in the event of termination of his employment as a result of the occurrence of certain events following a sale (as defined in the agreement) of the Company's subsidiary, New York Trap Rock Corporation. Pursuant to the Employment and Change in Control Agreements, if such officers receive severance payments they also will be entitled to medical and other insurance benefits for a specified period of time following termination of employment.

    Mr. Troutman is entitled to receive annual retirement benefits at age 65 of $225,000, including the benefits payable to him pursuant to the Salaried Employees Pension Plan and an annuity purchased by Lone Star for Mr. Troutman in 1989. If Mr. Troutman ceases full-time employment with the Company between ages 55 and 62, he may elect to receive his retirement benefits reduced by 5% for each year before age 62. Thereafter there will be no reduction. If Mr. Troutman is disabled at any time, the retirement benefits shall commence immediately. Upon his death the retirement benefits will be paid to his spouse until her death.

    Upon retirement, Messrs. Wallace, Troutman and Martin, and their respective spouses, will be entitled to full payment for certain medical services and expenses pursuant to agreement between each of them and the Company. These medical benefit payments are to be reduced by an annual deductible of $1,000 prior to age 65 and $750 thereafter, with a lifetime benefit limit for each person of $1,000,000. Upon retirement, Lone Star will also provide Messrs. Wallace, Troutman and Martin retiree life insurance on the same basis as that presently in effect for Lone Star's salaried retirees. Mr. Martin will also be provided retirement benefits pursuant to an annuity purchased for him in 1989.

Separation and Retention Plan

    Because of the rejection and/or termination of employment agreements with officers during 1991 and to enable the Company to retain and, if necessary, to attract key personnel, the Bankruptcy Court entered an Order approving a separation pay and retention award plan (the "Separation and Retention Plan"), pursuant to which the Compensation and Stock Option Committee could designate certain key executive personnel for separation pay and retention payment awards. Messrs. Campbell, Puckett and Roberts and certain other executive officers but not including Messrs. Wallace, Troutman and Martin, were designated as such key employees (the "Key Employees").

    The Separation and Retention Plan terminated on February 17, 1995.

    The Separation and Retention Plan was comprised of two components. The first component provided the Key Employees with a supplement to Lone Star's Standard Severance Pay Program (described below) in the event of involuntary termination of their employment (the "Separation Payments") during the existence of the Plan. The second component provided for payments to Key Employees which were designed to encourage such employees to remain with Lone Star throughout the Reorganization Proceedings (the "Retention Award") and in view of the effectiveness of the plan of reorganization (the "Plan of Reorganization") in the Reorganization Proceedings such payments totaling $1,139,598.60 were made to Key Employees in 1994, including $85,000 for Mr. Campbell, $80,000 for Mr. Puckett and $80,000 for Mr. Roberts, less applicable withholding.

    The Separation Payments would be equal to three months base salary and would be provided to the Key Employees upon the occurrence of either of the following events which might occur on or after April 14, 1994, the effective date of the Plan of Reorganization, and prior to February 17, 1995, the first anniversary of the confirmation of the Plan of Reorganization (i) discharge from employment for reasons other than Cause (as defined in the Separation and Retention Plan); or
(ii) termination of employment for Good Reason (as defined in the Separation and Retention Plan).

    The Separation Payments were in addition to those provided under Lone Star's Standard Severance Payment Plan in the event of involuntary termination of salaried employees. Under the Standard Severance Payment Plan, those employees with less than five years service receive a payment equal to four weeks salary. Those employees working for five years or more are entitled to severance payments equal to one week's salary for each year of service, up to a maximum of fifty-two weeks. Separation Payments were made by the Company to six Key Employees.

Rosebud Incentive Plan

    As part of the Plan of Reorganization, Lone Star and certain of its subsidiaries transferred to Rosebud Holdings, Inc. and its subsidiaries (collectively "Rosebud") certain assets which have been determined in the Plan of Reorganization to be "Non-Core Assets". It is intended that these Non-Core Assets be sold and that the proceeds therefrom be used to pay interest and reduce the principal on $138,118,000 of 10% Asset Proceeds Notes due 1997 (the "Asset Proceeds Notes") issued by Rosebud pursuant to the Plan of Reorganization. Lone Star has guaranteed payment of up to $28,000,000 of the Asset Proceeds Notes. Lone Star has entered into a Management Services and Asset Disposition Agreement with Rosebud pursuant to the Plan of Reorganization under which, among other things, Lone Star will make management personnel available to market and seek to dispose of the Non-Core Assets. In order to ensure that the values obtained for the Non-Core Assets are maximized, Lone Star has established the Lone Star Industries, Inc. Rosebud Incentive Plan ("Rosebud Plan"). The Rosebud Plan was approved by the Bankruptcy Court in the Order confirming the Plan of Reorganization.

    The Rosebud Plan provides that after payment of the Asset Proceeds Notes in full, a pool of 20% of the net proceeds from remaining Rosebud asset dispositions, up to a maximum of $5,000,000, will be available for distribution to key employees of the Company to be selected by the Compensation and Stock Option Committee of the Company's board of directors. That Committee also will determine the amounts of the incentive awards. No individual may receive more than 15% of the aggregate funds awarded nor is an individual eligible to receive an incentive payment unless he or she is employed by the Company on the date(s) such payments are to be distributed. Mr. David W. Wallace, Chairman of the Board of the Company, is not eligible to receive incentive payments. As yet, no individuals have been designated by the Compensation and Stock Option Committee to participate in the Rosebud Plan.

Directors' Compensation

    Directors who are not Lone Star employees ("Non-Employee Directors") are compensated for their services at an annual rate of $20,000, plus $1,000 for each board and board committee meeting attended. Non-Employee Directors also have rights pursuant to certain indemnification agreements and are provided with $100,000 of life insurance. Such insurance continues for Non-Employee Directors who leave the board of directors after five or more years of service as a director. In addition, Non-Employee Directors who have five or more years of service as a director are entitled to receive annual payments of $15,000 for 10 years (the "Director Deferred Compensation"), commencing on the earlier of the director's death (in which case payments are to be made to his beneficiary) or his leaving the board of directors. All of the directors are Non-Employee Directors except for Messrs. Troutman and Wallace. Mr. Wallace, having served more than five years as a Non-Employee Director, is entitled to receive $15,000 for 10 years upon his retirement from the board. In 1988, Lone Star deposited $1,500,000 into a bank trust fund to provide for payment of these annual payments and claims under the directors' indemnification agreements. At December 31, 1994 the balance in this fund was $1,319,217. In December 1994 the Company established an additional bank trust fund for current and future directors of the Company in which the Company deposited $750,000. The purpose of this trust is the same as the trust established in 1988. In connection with these arrangements, if there is a change in control of the Company, each current and future Non-Employee Director automatically will be deemed to have at least five years of service as a director and will become entitled to receive the Director Deferred Compensation. The rights of Non-Employee Directors to payment of the Director Deferred Compensation and claims under the directors' indemnification agreements are not limited by the amount of money in these trusts.

    Effective as of April 14, 1994, the Company established the Directors Stock Option Plan (the "Directors Plan") in which Non-Employee Directors are eligible to participate. The Directors Plan was approved by the stockholders at the 1994 annual meeting. The Directors Plan provides for the issuance of options to purchase up to 50,000 shares of common stock, subject to adjustment under certain circumstances. Each year during the term of the Directors Plan, each eligible Non-Employee Director automatically will be granted an option to purchase 1,000 shares of common stock. Pursuant to the Directors Plan, the per share exercise price of an option will be the fair market value of a share of common stock on the date of grant. All of such options vest six months and expire 10 years after the date of grant. The Directors Plan is administered by the board of directors and expires on March 10, 2004. Pursuant to the Directors Plan, on June 10, 1994 each Non-Employee Director was granted a 10-year option to purchase 1,000 shares of common stock at $15.6875 per share, which option vested in full on December 10, 1994.

STOCK OPTIONS

    Effective as of April 14, 1994, the Company established the Management Stock Option Plan (the "Management Plan") in which officers and other key management employees are eligible to participate. The Management Plan was approved by the stockholders at the 1994 annual meeting. The Management Plan provides for the issuance of incentive and non-qualified stock options to purchase up to 700,000 shares of common stock, subject to adjustment under certain circumstances. The Compensation and Stock Option Committee of the board of directors has the exclusive authority to determine the persons eligible to participate and to determine the amount and the terms and conditions of the awards made to each participant, within the parameters of the Management Plan. Pursuant to the Management Plan, the per share exercise price of an option will not be less than the fair market value of a share of common stock on the date of grant. All of such options will expire 10 years from the date of grant. The Management Plan terminates on March 10, 2004.

    In June 1994, incentive and non-qualified options to purchase an aggregate of 700,000 shares of common stock were granted pursuant to the Management Plan, which options were granted at the fair market value of the common stock on the date of grant and expire 10 years from such date. Options were granted to officers and other key management employees, including Messrs. Wallace, Troutman, Martin, Campbell, Puckett and Roberts, who received options to purchase 125,000, 125,000, 25,000, 75,000, 75,000 and 75,000 shares, respectively. All of such options vest in four equal installments, with the first 25% vesting on July 1, 1994 and the balance on January 1, 1995, 1996 and 1997, except for options granted to (i) Messrs. Wallace and Troutman which vested in full on the date of grant and (ii) Mr. Martin which vest in the following three installments: 6,504 on each of July 1, 1994 and January 1, 1995 and the balance of January 1, 1996.

                             OPTIONS/SAR GRANTS IN
                                LAST FISCAL YEAR

    The following table sets forth information regarding stock options granted to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1994.

                                                                                             POTENTIAL
                                                                                        REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL
                                                                                       RATES OF STOCK PRICE
                                                                                           APPRECIATION
                         INDIVIDUAL GRANTS                                              FOR OPTION TERM (2)
--------------------------------------------------------------------                ---------------------------
            (A)                   (B)            (C)          (D)         (E)           (F)            (G)
                                                 % OF
                                                TOTAL
                               NUMBER OF     OPTIONS/SARS
                               SECURITIES     GRANTED TO    EXERCISE
                               UNDERLYING     EMPLOYEES     OR BASE
                              OPTIONS/SARS    IN FISCAL      PRICE     EXPIRATION
   NAME                       GRANTED #(1)       YEAR        ($/SH)       DATE         5% ($)        10% ($)
----------------------------  ------------   ------------   --------   ----------   ------------   ------------
David W. Wallace............     125,000         17.86%     $ 15.375     6/8/04     $  1,209,375   $  3,063,125
William M. Troutman.........     125,000         17.86        15.375     6/8/04        1,209,375      3,063,125
John J. Martin..............      25,000          3.57        15.375     6/8/04          241,875        612,625
Roger J. Campbell...........      75,000         10.71        15.375     6/8/04          725,625      1,837,875
Michael W. Puckett..........      75,000         10.71        15.375     6/8/04          725,625      1,837,875
William E. Roberts..........      75,000         10.71        15.375     6/8/04          725,625      1,837,875
All Stockholders (3)........                                                        $116,100,000   $294,060,000

------------

(1) Stock options are awarded with an exercise price equal to the fair market value of the common stock on the date of award.

(2) The values shown assume that the price of the common stock will appreciate at the annual rates shown. These rates are arbitrarily assumed rates established by the Securities and Exchange Commission and are not intended as a forecast of future appreciation. The actual gain, if any, realized by the recipient will depend upon the actual performance of the common stock.

(3) This line shows the increase in aggregate market value of the common stock considered to be outstanding as of the date of the initial grant (12,000,000 shares) assuming the annual rates of stock price appreciation set forth above over the ten-year period used for the named executives.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table provides information on stock option exercises during the fiscal year ended December 31, 1994 by executive officers named in the Summary Compensation Table. In 1994, no options were exercised and the Company had and continues to have no outstanding stock appreciation rights.

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                        SHARES                          OPTIONS AT                IN-THE-MONEY OPTIONS
                                       ACQUIRED      VALUE          FISCAL YEAR-END (#)         AT FISCAL YEAR END ($)(1)
                                      ON EXERCISE   REALIZED   -----------------------------   ---------------------------
   NAME                                   (#)         ($)      EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------  -----------   --------   -----------     -------------   -----------   -------------
David W. Wallace....................       0           $0        125,000(2)             0       $  265,625     $ --
William M. Troutman.................       0            0        125,000                0          265,625       --
John J. Martin......................       0            0          6,504           18,496           13,821        39,304
Roger J. Campbell...................       0            0         18,750           56,250           39,844       119,531
Michael W. Puckett..................       0            0         18,750           56,250           39,844       119,531
William E. Roberts..................       0            0         18,750           56,250           39,844       119,531

------------
(1) The closing price of a share of common stock on the New York Stock Exchange for the last trading day of 1994 was $17.50.

(2) On January 4, 1995, Mr. Wallace transferred a portion of his options to purchase 70,000 shares of common stock to his wife, which options were subsequently exercised by his wife on such date.

SALARIED EMPLOYEES PENSION PLAN

    The following table shows the estimated annual benefits payable upon retirement to persons in specified compensation and years of credited service classifications under the Salaried Employees Pension Plan:

                                                    ESTIMATED ANNUAL PENSION BENEFIT PAYABLE AT NORMAL
                                                                        RETIREMENT
                                                     ASSUMING THE FOLLOWING YEARS OF CREDITED SERVICE
                                                 ---------------------------------------------------------
                ASSUMED AVERAGE
              ANNUAL COMPENSATION                  10        15        20        25        30        35
-----------------------------------------------  -------   -------   -------   -------   -------   -------
$125,000   ....................................  $18,500   $27,000   $35,500   $44,000   $52,500   $61,000
 150,000   ....................................   22,500    32,900    43,300    53,700    64,100    74,500
 175,000   ....................................   26,500    38,800    51,100    63,400    75,700    87,900
 200,000   ....................................   30,500    44,700    58,900    73,100    87,200   101,400
 250,000   ....................................   38,600    56,500    74,500    92,400   110,400   128,300
 300,000   ....................................   46,600    68,400    90,100   111,800   133,600   155,300
 350,000   ....................................   54,700    80,200   105,700   131,200   156,700   182,200
 400,000   ....................................   62,700    92,000   121,300   150,000   179,900   209,200

    The compensation covered by the Salaried Employees Pension Plan includes base pay, subject to ERISA limitations of $228,860 for 1992, $235,840 for 1993 and $150,000 for 1994 and later years. Base pay is shown in column (c) of the Summary Compensation Table.

    The years of Credited Service for Roger J. Campbell, John J. Martin, Michael
W. Puckett, William E. Roberts, William M. Troutman and David W. Wallace are 9, 15, 25, 21, 12 and 4, respectively.

    The benefits shown in this table are payable for the lifetime of the individuals. The benefits shown are payable without reduction at age 62 or later, and are not subject to any deductions or offsets. However, ERISA currently limits benefits payable at age 65 to $118,800 for 1994 and $120,000 for 1995.

REPORT AND PERFORMANCE GRAPH

    Notwithstanding anything to the contrary set forth in any of Lone Star's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, that might incorporate future filings, including the Company's Annual Report on Form 10-K for 1994, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

                         REPORT OF THE COMPENSATION AND
                STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

General Philosophy

    The Company's general philosophy for the compensation of its executives is based on the premise that levels and types of compensation should be established to support the Company's business strategy and long-term development and enhance stockholder value. Such compensation must also be competitive with that offered by comparable companies in order to attract, retain and reward executives capable of achieving those objectives.

    When the Committee considers executive compensation it is guided by the experience of the executive involved, future initiatives for and challenges to the Company, the executive's expected contribution to the Company's performance and compensation arrangements in businesses similar to that of the Company. If appropriate in the judgment of the Committee, recommendations of a compensation consulting firm will be sought in connection with the determination of executive compensation. The Committee considers annually the compensation of the Company executives and held two meetings in 1994.

Base Salary

    The Company was in reorganization under Chapter 11 of the Federal Bankruptcy Code from December 10, 1990 to April 14, 1994, the date on which its Plan of Reorganization became effective. During that period no then executive officer of the Company received an increase in salary (except for one officer who was promoted to a position of increased responsibility and in connection with such promotion was granted a salary increase by the board of directors).

    Upon emergence from reorganization the salaries of the executive officers were reviewed and were appropriately adjusted to reflect their responsibilities. With a view to the Company's size, the salaries of senior executives, including that of Mr. David W. Wallace, the Chairman of the Board and Chief Executive Officer, are determined based on the Committee's judgment concerning individual contribution to the business, level of responsibility, career experience and competitiveness in the industry. No particular formulas or measures are used. However, because of the belief that a major portion of the compensation of the executive officers should be directly aligned with the stockholders it was determined that salaries of certain senior executive officers be reduced and that a larger portion of their compensation should be derived from potential long-term rewards under the Company's stock option plan. Consequently, the annual salary of Mr. Wallace, was reduced from $250,000 to $150,000 effective July 1, 1994 and the Company entered into a two year employment agreement with Mr. Wallace providing for the foregoing salary and renewable for successive two-year terms.

Bonuses

    The Company does not have a bonus plan for executive officers for 1995.

    In 1994 the Board of Directors approved the payment of a bonus to Mr. Wallace of $600,000, and bonuses of lesser amounts to each of six other executives. These bonuses were based upon the successful results achieved by the Company in its reorganization, the significant contribution of these executives in achieving those results, and the fact that no bonuses were paid by the Company during the reorganization (a forty month period). The bonuses were approved by the Bankruptcy Court supervising the Company's reorganization and paid in 1994.

    In addition, during 1994 one time bonuses equal to one half annual salary were paid to certain executive officers of the Company, not including Mr. Wallace, pursuant to a Severance Pay and Retention Award Plan approved by the directors and the Bankruptcy Court in 1992. This Plan was established to retain the services of, and to provide an incentive for, these executives during the reorganization.

Stock Options

    At the 1994 annual meeting of stockholders, the Company's Management Stock Option Plan was approved by vote of the stockholders. This Plan is designed to develop, retain and reward effective management through an ability to obtain significant share ownership in the Company.

    The Plan is the sole long term incentive compensation program of the Company for executive officers. The Committee believes that a significant portion of a senior executive's compensation should be dependent on value created for the stockholders and options are an excellent vehicle to accomplish this by tying an executive's interests directly to the stockholders interests.

    The Plan authorizes options for 700,000 shares of common stock of the Company. Options covering all of these shares were granted to the executive officers of the Company in June 1994 by the Committee. No member of the Committee is a participant in this Plan. The number of options granted to an executive officer was based on individual performance and level of responsibility. The Committee believes that the award level must be sufficient in size to provide a strong incentive for an executive to work for the long term business interests of the Company and become significant owners of the business. All options were granted at $15.375, the fair market value on the date of grant.

    Mr. Wallace received an award of stock options covering 125,000 shares. This award reflects both his strong leadership during the reorganization and his contribution to the on-going operating results of the Company. In making this determination, the Committee also considered the long term nature of the business, the need for stability in management following reorganization and the corporate actions instituted by Mr. Wallace during the reorganization which are being continued thereafter. Specific quantitative measures or formulas were not used by the Committee for these determinations nor were they considered to be sufficiently comprehensive for the purposes.

General

    The Committee believes that the Company has an appropriate and competitive compensation program comprising a sound base salary position combined with long term incentives of stock options.

    No member of the Committee is a former or current executive officer or employee of the Company or of any of its subsidiaries.

                                          James E. Bacon
                                          Robert G. Schwartz
                                          Jack R. Wentworth, Chairman

March 9, 1995

                               PERFORMANCE GRAPH
                         COMPARATIVE 1994 TOTAL RETURNS
                                COMMENCING MAY 3
                       LONE STAR, S&P 500, AND PEER GROUP

    Set forth below is a line graph comparing the cumulative total return on the Company's new common stock against the cumulative total return of Standard & Poor's 500 and a Peer Group for the period commencing May 3, 1994 and ending December 31, 1994. On April 14, 1994, the Company's old common stock was cancelled and new common stock issued in connection with the Plan of Reorganization and on May 3, 1994 the new common stock commenced trading on the New York Stock Exchange.

                   COMPARISON OF 1994 CUMULATIVE TOTAL RETURN
  LONE STAR INDUSTRIES, STANDARD & POOR'S 500 AND VALUE LINE CEMENT/AGGREGATES
                                     INDEX
                 (PERFORMANCE RESULTS 5/3/94 THROUGH 12/31/94)


                          5/3/94        6/94        9/94         12/94

Lone Star Industries     $100.00      $99.17     $119.84       $115.70

S&P 500                  $100.00      $99.15     $103.99       $103.97

Peer Group               $100.00      $93.54     $102.09        $93.44


    Assumes $100 invested at the opening of trading on May 3, 1994 in Lone Star's common stock, S&P 500, and Value Line Cement/Aggregates Index, a Peer Group. The returns for the Company, the S&P 500 and Peer Group assume reinvestment of dividends and were computed by Value Line, Inc. The Peer Group is comprised of eight cement and aggregates companies: CalMat Co., Dravo Corp., Florida Rock Industries, Inc., Lafarge Corp., Medusa Corporation, Southdown, Inc., Texas Industries, Inc. and Vulcan Materials Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The following table presents certain information regarding the beneficial ownership of common stock at February 1, 1995 provided to the Company by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) each director, (c) each executive officer named in the Summary Compensation Table, and (d) all directors and current executive officers as a group.

                                                            AMOUNT AND NATURE         PERCENTAGE OF
                  NAME AND ADDRESS OF                      OF BENEFICIAL OWNER-    OUTSTANDING SHARES
                   BENEFICIAL OWNERS                       SHIP OF COMMON STOCK    OF COMMON STOCK (1)
--------------------------------------------------------   --------------------    -------------------
Metropolitan Life Insurance Company and Metropolitan             2,725,380(2)              21.0%
Insurance and Annuity Company...........................
  One Madison Avenue
  New York, NY 10010

The TCW Group, Inc. and Affiliates(3)...................         2,022,337                 16.8%
  18th Floor
  865 South Figueroa St.
  Los Angeles, CA 90071

Dickstein Partners Inc.(4)..............................         1,270,039(5)              10.5%
  9 West 57th Street
  New York, NY 10019

James E. Bacon..........................................             3,099(6)                (7)

Theodore F. Brophy......................................             4,000(6)                (7)

Arthur B. Newman........................................             6,000(6)                (7)

Allen E. Puckett........................................             1,599(6)                (7)

Robert G. Schwartz......................................             6,000(6)                (7)

William M. Troutman.....................................           126,022(6)(8)            1.0%

David W. Wallace........................................            56,134(6)(9)             (7)

Jack R. Wentworth.......................................             1,039(6)                (7)

Roger J. Campbell.......................................            37,736(6)                (7)

John J. Martin..........................................            13,922(6)                (7)

Michael W. Puckett......................................            39,202(6)                (7)

William E. Roberts......................................            37,983(6)                (7)

All directors and executive officers as a group (18                437,018(10)              3.5%
persons)................................................

------------

 (1) The percentage of outstanding shares of common stock calculation assumes for each beneficial owner that all of the currently exercisable options and warrants beneficially owned by such person or entity are exercised in full by such beneficial owner and that no other options or warrants are deemed to be exercised by any other stockholders.

 (2) Includes 891,609 shares of common stock issuable upon exercise of warrants held by such principal stockholder.

 (3) TCW Special Credits, an affiliate of The TCW Group, Inc., serves as general partner of various limited partnerships and investment advisor of various trusts and third party accounts with power to vote and direct the disposition of shares of common stock owned by such limited partnerships, trusts and third party accounts. TCW Asset Management Company, a subsidiary of The TCW Group, Inc., is the managing general partner of TCW Special Credits. The TCW Group, Inc. may be deemed to be a beneficial owner of such shares for purposes of the reporting

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) requirement of the Securities Exchange Act of 1934; however, The TCW Group Inc. and its affiliates expressly disclaim beneficial ownership of these shares.

 (4) Dickstein Partners Inc. and affiliates includes Dickstein & Co., L. P., Dickstein Focus Fund L.P., Dickstein International Limited, Dickstein Partners L.P. and Mark Dickstein. Certain information included herein regarding the foregoing entities was determined according to a Schedule 13D, dated September 26, 1994, and Amendments No. 1 and 2 thereto, dated October 31, 1994 and January 5, 1995, respectively (collectively, the "Dickstein 13D"), filed with the Securities and Exchange Commission.

 (5) Includes 803,429 shares of common stock beneficially owned by Dickstein & Co., L.P., 96,408 shares of common stock beneficially owned by Dickstein Focus Fund L.P. and 370,202 shares of common stock beneficially owned by Dickstein International Limited. Dickstein Partners L.P. beneficially may be deemed to own 899,837 shares of common stock and each of Dickstein Partners Inc. and Mark Dickstein beneficially may be deemed to own 1,270,039 shares of common stock. Pursuant to the Dickstein 13D, the voting and dispositive power with respect to the foregoing shares of common stock is shared; provided, however, that each entity disclaims beneficial ownership of the shares of common stock held by the other entities other than those shares in which it has a pecuniary interest.

 (6) Includes shares of common stock which the directors and executive officers had the right to acquire through the exercise of warrants held by them as follows: James E. Bacon--83 shares; Allen E. Puckett--413 shares; William
     M. Troutman--538 shares; David W. Wallace-- 777 shares; Jack R. Wentworth--33 shares; and John J. Martin--418 shares. Also includes shares of common stock which the directors and executive officers have the right to acquire through the exercise of options within sixty (60) days from February 1, 1995, as follows: James E. Bacon-- 1,000 shares; Theodore F. Brophy 1,000 shares; Arthur B. Newman--1,000 shares; Allen E. Puckett--1,000 shares; Robert G. Schwartz--1,000 shares; Jack R. Wentworth--1,000 shares; William M. Troutman--125,000 shares; David W. Wallace--55,000 shares; Roger J. Campbell-- 37,500 shares; John J. Martin--13,008 shares; Michael W. Puckett--37,500 shares; and William E. Roberts--37,500 shares. Does not include shares of common stock which the executive officers have the right to acquire through the exercise of options not exercisable within 60 days of February 1, 1995, as follows:
     Roger J. Campbell--37,500 shares; and John J. Martin-- 11,992 shares; Michael W. Puckett--37,500 shares; and William E. Roberts--37,500 shares.

 (7) Represents less than 1% of the outstanding shares of common stock.

 (8) Does not include 80 shares of common stock jointly held by Mr. Troutman's father and son, as to which shares he disclaims beneficial ownership.

 (9) Does not include 79,099 shares of common stock (including 83 shares of common stock issuable upon exercise of warrants) held by Mr. Wallace's wife, or 56,000 shares of common stock held by the Robert R. Young Foundation of which Mr. Wallace is an executive officer, as to which shares he disclaims beneficial ownership.

(10) Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. With respect to the executive officers not named above, (i) includes 21 shares of common stock issuable upon exercise of Warrants and 100,000 shares of common stock issuable upon exercise of options exercisable within 60 days of February 1, 1995 and (ii) excludes 100,000 shares of common stock issuable upon exercise of options not exercisable within such time period and an aggregate of 1,799 shares of common stock (including 668 shares of common stock issuable upon exercise of warrants) held by the wives of three such officers, as to which shares beneficial ownership is disclaimed by such officers.

    Except as noted in the footnotes above (i) none of such shares is known by the Company to be shares with respect to which such beneficial owner has the right to acquire beneficial ownership and (ii), except for Michael W. Puckett whose wife is the record owner of 1,100 shares shown as beneficially owned by him, the Company believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    As authorized by the stockholders at the 1988 Annual Meeting, Lone Star has entered into indemnification agreements with Mr. John J. Martin, an executive officer, and each of the directors named in this Proxy Statement.

    The provisions of each indemnification agreement provide for indemnification to the fullest extent permitted by law. They cover all amounts paid in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise (a "proceeding"), related to the fact that such director or officer is or was a director, officer, employee, agent or fiduciary of Lone Star or is or was serving at the request of Lone Star in any capacity with another entity, or by reason of anything done or not done by such director or officer in any such capacity.

    Indemnification would not, however, be available if a person or body appointed by Lone Star's board of directors who is not a party to the proceeding for which indemnification is sought and who may be or consist of one or more members of the board (or, under certain circumstances discussed below, independent legal counsel) determines that such indemnification is not permitted under applicable law and such determination is not successfully challenged before a court. A director's or officer's rights under the indemnification agreement are not exclusive of any other indemnity rights; however, the agreements prevent double payment.

    The indemnification agreements provide for the prompt advancement of expenses incurred in connection with any proceeding and obligate the director or officer to reimburse Lone Star for amounts so advanced if it is subsequently determined that the director or officer is not entitled to indemnification. The indemnification agreements further provide that the director or officer is entitled to indemnification for, and advancement of, expenses incurred in any proceeding seeking to collect from Lone Star an indemnity claim or advancement of expenses under the indemnification agreements, Lone Star's by-laws or otherwise, or in seeking to recover under a directors' and officers' liability insurance policy, whether or not the director or officer is successful. Pursuant to the indemnification agreements all legal actions brought against the director or officer by or in the right of Lone Star must be brought within a period of two years from the date of the accrual of such actions (or any shorter period that would otherwise be applicable), after which period any such cause of action will be extinguished.

    After a change in control (as defined) of Lone Star not approved by Lone Star's board of directors, all determinations to be made by or on behalf of Lone Star regarding a director's or officer's right to indemnification and to the advancement of expenses are required to be made by independent legal counsel to be selected by the director or officer and approved by the board. In the event of a potential change in control (as defined) of Lone Star, the director or officer may require Lone Star to establish a trust for such director's or officer's benefit and to fund such trust in an amount sufficient to cover reasonably anticipated costs in connection with any claims.

    Pursuant to the Plan of Reorganization, Lone Star assumed, to the extent such obligations had not been rejected prior to the order confirming the Plan of Reorganization, all obligations relating to indemnification and exculpation of Lone Star, and its subsidiaries and affiliates, respective present or former directors, officers, employees, fiduciaries, agents or controlling persons as arise under applicable laws or as provided in any of (i) Lone Star's restated certificate of incorporation, (ii) Lone Star's by-laws, (iii) any agreement with Lone Star or (iv) the certificate of incorporation, by-laws or similar documents or agreements of any of Lone Star's subsidiaries, all as in effect prior to or as of the effective date of the Plan of Reorganization, and in each case with respect to matters occurring on or prior to such effective date. In addition, Lone Star provides directors and officers insurance.

    Also pursuant to the Plan of Reorganization, all of Lone Star's present and former officers and directors, agents, employees, professionals and counsel (collectively, the "Released Parties") were discharged and released from any and all claims asserted or assertable by any person arising in any way out of such person's relationship with or work performed for Lone Star on or prior to the effective date of the Plan of Reorganization; except, however, that (i) the foregoing discharge and release only applies to those claims for which the Released Parties are entitled to indemnification by Lone Star pursuant to applicable laws or as provided in any of (a) Lone Star's restated certificate of incorporation, (b) Lone Star's by-laws, (c) any agreement with Lone Star, or (d) the certificates of incorporation, by-laws or similar documents or agreements of any of Lone Star's subsidiaries, all as in effect prior to or as of the effective date of the Plan of Reorganization, and in each case with respect to matters occurring on or prior to the effective date of the Plan of Reorganization, and (ii) the discharge and release does not apply to (a) any of Lone Star's present officers or directors who were released prior to the effective date of the Plan of Reorganization by order of the Bankruptcy Court and as to such individuals, the terms of their respective releases shall govern, (b) any of Lone Star's present officers or directors who are the subject of a proceeding to recover property or money commenced by Lone Star prior to the effective date of the Plan of Reorganization, or (c) any claims asserted or assertable by or against any of Lone Star's present or former officers or directors in the following litigations settled in the United States District Court for the District of Connecticut: (1) Cohn v. Lone Star Industries, Inc., et al., Civ. No. B-89-617 (JAC), and (2) Garbarino, et ano. v. Stewart, et al., Civ. No. B-90-631 (JAC).

    Mr. Arthur B. Newman, a director of the Company, is a General Partner in Blackstone Group Holdings L.P., a limited partner of The Blackstone Group L.P. Pursuant to an Order of the Bankruptcy Court, the Company employed The Blackstone Group L.P. as its financial advisor during the Reorganization. Fees paid to The Blackstone Group L.P. for services rendered in connection with the Reorganization Proceedings prior to the confirmation of the Plan of Reorganization were approved by the Bankruptcy Court and fees paid for services rendered thereafter were not subject to Bankruptcy Court approval.

    Mr. Robert G. Schwartz, a director of the Company, was formerly Chairman of the Board of Directors, President and Chief Executive Officer of the Metropolitan Life Insurance Company ("MetLife") and continues to serve as a director of MetLife, a principal stockholder of the Company. In connection with the Reorganization Proceedings, Metropolitan Insurance and Annuity Company ("MIAC") and its parent, MetLife, filed claims against the Company with respect to their aggregate holdings of $50 million outstanding principal amount of the Company's defaulted 9.5% Promissory Notes due 1991 and with respect to the Company's rejection of a lease for office space at One Commerce Green located in Houston, Texas. These claims have been allowed and paid in accordance with the terms of the Plan of Reorganization. MetLife was also the holder of 275,000 shares of Lone Star's $13.50 Cumulative Convertible Preferred Stock which was cancelled as of the effective date of the Plan of Reorganization and for which shares of common stock and warrants were issued to MetLife. In addition, effective July 1993, MetLife, through various subsidiaries, has been a manager of accounts established under group annuity contracts for the Lone Star Industries, Inc. Savings Plan for Salaried Employees, for which services MetLife is paid a fee based on a percentage of funds under management, together with reimbursement for certain direct costs incurred by MetLife. For the year ended December 31, 1994, MetLife received $34,700 for services rendered. This management arrangement may be terminated by the Company at any time. Assets held under management by MetLife were approximately $7,400,000 at December 31, 1994.

    MetLife is currently a defendant in several cases in which the Company is also a defendant. In certain of these cases, MetLife may have cross claims against the Company. If MetLife brings a cross claim action against the Company, the Company believes that it will have valid defenses available to it; provided, however, there can be no assurance that the Company's defenses will prevail.

    As of July 18, 1994, the Company, MetLife, MIAC and TCW Special Credits, as agent and nominee for the entities listed on Schedule I thereto, entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the Company agreed to register the securities of the Company held by such entities and maintain an effective registration statement until such time as in the opinion of counsel a prospectus is not required to be delivered in connection with the sale of the registered securities. These parties also were granted "piggyback" registration rights. Pursuant to the Registration Rights Agreement, the Company agreed to pay all expenses incident to the registration, offering and sale of the securities offered to the public other than commissions, fees and discounts of the underwriters, dealers or agents. Under the Registration Rights Agreement, the Company agreed to indemnify these parties against certain civil liabilities, including liabilities under the Securities Act of 1933. In accordance with the Registration Rights Agreement, the Company has registered the securities of these entities on a Form S-1 Registration Statement, which became effective on February 2, 1995.

PROPOSAL 2. APPROVAL OF AN AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

    The Company's restated certificate of incorporation authorizes 25,0000,000 shares of common stock. At December 31, 1994, 12,000,016 shares of common stock were issued and outstanding; 4,003,317 were reserved for issuance upon exercise of the Company's outstanding warrants, and 750,000 were reserved for issuance in connection with the Company's stock option plans. The Company's common stock is listed on the New York Stock Exchange.

    The board of directors believes that an increase in the number of authorized shares of common stock will be in the Company's best interests and, consequently, it has approved, declared advisable and recommends to the stockholders of the Company the adoption of an amendment to the restated certificate of incorporation which will increase the number of authorized shares of common stock from 25,000,000 to 50,000,000. The proposed amendment is attached hereto as Appendix A and is incorporated herein by reference.

    The additional shares will give the Company greater flexibility in its affairs by making them available for issuance in such transactions (including for acquisitions, financings, stock-splits or dividends, and Lone Star's employee benefit plans) and at such times as the board of directors approves. The additional shares of common stock could also be used for issuance or exchange under the terms of the Shareholder Rights Agreement, dated November 10, 1994, approved by the Company's board of directors (the "Rights Agreement"). The terms of the Rights Agreement provide that, in certain circumstances, including ownership by any person of 15% or more of the Company's common stock, holders of the Company's common stock would have the right to purchase additional shares of such common stock, or, in the event of a subsequent merger of the Company or sale of more than 50% of its assets, the common stock of the surviving or acquiring corporation, having a value equal to two times the then exercise price of the rights.

    Depending on the nature of the transaction in which the additional shares are issued, further stockholder authorization may be required for such issuance by the rules of the New York Stock Exchange or such other stock exchange on which the Company's securities may be listed. In addition, because stockholders do not have preemptive rights under the restated certificate of incorporation, the rights of existing stockholders may (depending on the particular circumstances in which additional common stock is issued) be diluted by any such issuance.

    The Company has no present plans, agreements or understandings for the issuance of additional shares of common stock.

    The proposed amendment, if passed, would become effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment, which filing is expected to take place shortly after the stockholders approve the amendment.

    The board of directors recommends that you vote "FOR" approval of the amendment of the Lone Star Industries, Inc. restated certificate of incorporation to increase the authorized number of shares of common stock.

PROPOSAL 3. APPROVAL OF AN AMENDMENT OF THE LONE STAR INDUSTRIES, INC. EMPLOYEES STOCK PURCHASE PLAN

    The stockholders of the Company approved the Company's Employees Stock Purchase Plan ("Stock Purchase Plan") at the 1994 annual meeting of stockholders. Pursuant to the terms of the Stock Purchase Plan, an eligible employee may elect to purchase shares of common stock by means of a payroll deduction system. An employee may authorize monthly payroll deductions in amounts not less than 2% and not more than 6% of his or her base pay. The number of shares of common stock purchased for the employee in each transaction depends upon the market price of the common stock at the time such purchases are made. The employee acquires immediate and full ownership of all shares and fractional interests in shares purchased for such employee's account at the time of such purchase. As initially provided by the Stock Purchase Plan the Company would contribute an amount equal to 25% of such deduction toward the purchase of shares of common stock. In order to increase employee participation, the Company pursuant to the terms of the Stock Purchase Plan increased its percentage contribution from 25% to 50% of employees' contributions, except for officers. Subject to stockholder approval, the Company contribution for officers will also be increased to 50% of their contributions. The Company's contributions for the portion of 1994 in which the Stock Purchase Plan was in effect was $347 for Mr. Campbell; $800 for Mr. Puckett; $800 for Mr. Roberts; $1,375 for Mr. Troutman; $750 for Mr. Wallace; $6,161 for all executive officers and $32,845 for all employees. A 50% contribution is in line with the percentage of contribution made by many companies which sponsor similar stock purchase plans. Further, the board of directors believes that it is in the interests of the stockholders that the officers, in particular, should have a substantial equity stake in the Company and, thus, should be able to increase that stake in the same manner as the non-officer employees pursuant to the Stock Purchase Plan.

    Accordingly, the board of directors recommends that you vote "FOR" approval of the amendment of the Stock Purchase Plan to change the Company's contribution to 50% of the contribution for all participating employees.

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF AUDITORS

    The board of directors has recommended that stockholders ratify its appointment of Coopers & Lybrand L.L.P. as principal independent auditors of the Company for the year ending December 31, 1995. Coopers & Lybrand L.L.P. has performed the annual audits of the Company's accounts for many years. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting to respond to any questions stockholders may have concerning the audited financial statements of the Company and to make a statement, if he or she so desires.

    The board of directors recommends that you vote "FOR" ratification of the appointment of Coopers & Lybrand L.L.P. as principal independent auditors for 1995. If ratification is not approved, the board of directors will reconsider its appointment of Coopers & Lybrand L.L.P.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of equity securities of the Company.

Such persons are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, during the fiscal year ended December 31, 1994, the Company's officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements, except that one report, covering one transaction, was inadvertently filed late by each of William M. Troutman, President and a director, James E. Bacon, a director, and Gerald F. Hyde, Jr., a Vice President.

EXPENSES OF SOLICITATION

    The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone or personal interviews.

    The Company has engaged the services of Morrow & Co., Inc. to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. The fee of such firm will be $7,500 plus expenses.

PROPOSALS FOR 1996 ANNUAL MEETING

    It is expected that the 1996 annual meeting of stockholders will be held on May 9, 1996 in accordance with the by-laws of the Company. The Securities and Exchange Commission has adopted regulations that govern the inclusion in the Company's annual proxy material of stockholder proposals to be voted upon at such meeting. Consequently, stockholder proposals for the 1996 annual meeting should be received at the Company's offices at 300 First Stamford Place, Stamford, Connecticut 06912-0014, attention of the Corporate Secretary, no later than December 1, 1995 in order to be considered for inclusion in the 1996 annual meeting proxy statement and form of proxy.

                                          By Order of the Board of Directors,


                                          JOHN S. JOHNSON
                                          Vice President, General Counsel
                                          and Secretary

March 30, 1995

                                                                      APPENDIX A

                                AMENDMENT OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                         OF LONE STAR INDUSTRIES, INC.

    FOURTH: The corporation shall have authority to issue Fifty Million (50,000,000) shares of common stock, par value one dollar ($1.00) per share.

                  [LOGO]   LONE STAR INDUSTRIES, INC.
                             STAMFORD, CONNECTICUT

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints DAVID W. WALLACE, WILLIAM M. TROUTMAN AND JOHN S. JOHNSON, and each of them, proxies, with full power of substitution, to vote with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Lone Star Industries, Inc. to be held May 11, 1995 at 10:00 a.m. at The Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, for each of the matters listed below and the transaction of such other business as may properly come before the meeting (including adjournments).

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4. ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

   Proposal 1--Election of Directors. / / FOR (except as withheld below)
                                                    / / WITHHELD

   JAMES E. BACON AND WILLIAM M. TROUTMAN (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

                                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

   Proposal 2--Approval of Amendment to Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock by 25,000,000 shares.
/ / FOR                  / / AGAINST                  / / ABSTAIN

   Proposal 3--Approval of Amendment to Employee Stock Purchase Plan
/ / FOR                  / / AGAINST                  / / ABSTAIN

   Proposal 4--Ratification of Appointment of Independent Auditors
/ / FOR                  / / AGAINST                  / / ABSTAIN
                                     Dated: ____________________________ ,  1995
                                            ____________________________________
                                            Signature

                                                  Please date Proxy, sign Proxy
                                                  as your name appears above and
                                                  return Proxy in the enclosed
                                                  envelope. If acting as
                                                  executor, administrator,
                                                  trustee, guardian, etc., you
                                                  should so indicate when
                                                  signing. If the signer is a
                                                  corporation, please sign the
                                                  full corporate name, by duly
                                                  authorized officer. If shares
                                                  are held jointly, each
                                                  stockholder named should sign.